Exhibit 99.1

OLD POINT FINANCIAL CORPORATION QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

May 15, 2008

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.16 per share of common capital stock to be paid on June 27 2008, to shareholders of record as of May 30, 2008.

Old Point Financial Corporation, (Nasdaq: “OPOF”,) with $842 million in assets as of March 31, 2008, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 20 branches and 60 ATMs. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286